Exhibit 99.1
Serina Therapeutics Reports Full Year 2025 Financial Results and Recent Business Highlights

- FDA Grants IND Clearance for SER-252
- SER-252 Phase 1b Trial Initiated
- Closed Private Placement Financing of up to $30 Million
HUNTSVILLE, March 25, 2026 (GLOBE NEWSWIRE) — Serina Therapeutics, Inc. (“Serina” or the "Company") (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today reported its financial results for the full year ended December 31, 2025 and provided recent business highlights.
"This past year was defined by execution, advancing SER-252 from IND filing through FDA clearance, into the clinic while strengthening our balance sheet to support the clinical milestones ahead," said Steve Ledger, CEO of Serina. "With the first patient dosed in our registrational trial in advanced Parkinson's disease, and up to $30 million in new financing now secured, Serina enters 2026 with the clinical and financial foundation to reach meaningful value-creating inflection points. We are grateful to Dr. Greg Bailey for leading this financing and stepping into the role of Co-Chairman alongside Dr. Simba Gill. His commitment to SER-252 and the broader POZ platform opportunity and extensive experience guiding biotechnology companies make him an exceptional partner as we advance this program."
Recent Highlights
•FDA Grants IND Clearance for SER-252; Phase 1b Trial Initiated: In January 2026, Serina announced the U.S. Food and Drug Administration (FDA) had cleared the Investigational New Drug (IND) application for its lead product, SER-252, for the treatment of advanced Parkinson's disease. In February 2026, the Company enrolled and dosed its first patient in its Phase 1 registrational trial evaluation SER-252.
•Private Placement Financing of up to $30 Million: On March 17, 2026, Serina entered into definitive agreements for the private placement of common stock and pre-funded warrants to raise at least an initial aggregate of $15 million in gross proceeds, with one or more additional closings for aggregate gross proceeds of at least $5.0 million and up to $15.0 million to be funded within 20 days after the initial closing. The financing structure includes 50% warrant coverage to provide additional potential proceeds of up to $33.3 million from the future exercise of warrants. The transaction was led by Greg Bailey, M.D., who will assume the role of Co-Chairman of the Board alongside Simba Gill, Ph.D. In connection with the closing of the private placement, the Senior Unsecured Convertible Promissory Note previously entered on September 9, 2025, was amended to remove further obligations to borrow or loan funds under the note. As of March 23, 2026, gross proceeds of $16.0 million have been received.
•At-the-Market (ATM) Equity Program: In April 2025, Serina entered into a Capital on Demand™ Sales Agreement with JonesTrading Institutional Services LLC, under which the Company may offer and sell up to $13.3 million of common stock. Thus far in 2026, we sold 3.0 million shares of common stock at an gross average price of $3.36, resulting in gross proceeds of $10.0 million. To date, Serina has issued 3.5 million shares of common stock under the ATM program at a gross average per share price of $3.72, resulting in gross proceeds of $12.9 million.
Annual 2025 Operating Results
Operating expenses: Operating expenses for the years ended December 31, 2025 and 2024 were $24.2 million and $17.1 million, respectively.
Research and Development (R&D) Expenses: Research and development expenses were $13.2 million for the year ended December 31, 2025, compared to $7.5 million for the same period in 2024. The increase of $5.7 million was primarily due to increases in clinical related activities, compensation as a result of increased headcount, consultant spend for research programs, amortization of a prepaid technology access fee, and increased spend in outsourced research services. These increases were primarily offset by a decrease in severance and related costs.

General and Administrative Expenses: General and administrative expenses were $11.0 million for the year ended December 31, 2025, compared to $9.6 million for the same period in 2024. The increase of $1.4 million is due primarily to increases in stock based compensation expense as a result of new hires and directors, consulting expenses for public company infrastructure and investor outreach activities. These increases were primarily offset by decreases in legal fees and professional fees for the maintenance of certain patent and other intellectual property included in Legacy Assets and decreases in severance and related costs.
Other Income, Net: Other income, net was $4.8 million for the year ended December 31, 2025, compared to $5.8 million for the same period in 2024. The $1.0 million decrease is primarily attributable to a decrease in gain from the change in fair value of liability classified warrants and losses from the sale of a subsidiary. These decreases were partially offset by the absence in 2025 of a loss recognized in 2024 from the change in the fair value of the Legacy Serina Convertible Notes and the AgeX-Serina Note, a gain from the expiration of liability classified warrants, and a decrease in interest expense.
Net Loss: The net loss attributable to Serina common stockholders for the year ended December 31, 2025 was $19.4 million, or $(1.91) per basic and diluted share, compared to net loss of $11.1 million, or $(1.51) per basic and diluted share for 2024.
Liquidity Information
Cash and cash equivalents totaled $3.1 million as of December 31, 2025.
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.
About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.
Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.
About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions. Serina has advanced SER 252 into the clinics in February 2026.
SER-252 Registrational Study Design Overview
The SER-252-1b study is a randomized, double-blind, placebo-controlled Phase 1b trial with single-ascending-dose (five cohorts of eight; n=40) and multiple-ascending-dose components (up to three cohorts of sixteen; n=48) in adults with Parkinson’s disease and motor fluctuations. The registrational study is designed to evaluate safety, tolerability, and pharmacokinetics of subcutaneous SER-252 versus placebo, with exploratory efficacy measures that include MDS-UPDRS motor scores and structured motor-state assessments. Dose escalation will be overseen by a Safety Review Committee and the study will be conducted across sites in the U.S. and Australia.
About SER-270 (POZ-VMAT2i)

SER-270 is an investigational once-weekly VMAT2 inhibitor developed with Serina’s POZ platform to address adherence and access challenges in tardive dyskinesia (TD). TD is a disabling movement disorder often caused by long-term exposure to antipsychotic medications. The subcutaneous formulation of SER-270 is designed for patients on long-acting injectable antipsychotics, those with dysphagia, and institutionalized populations and other patients with challenged adherence. Serina is also exploring development in Huntington’s disease chorea.
For more information, please visit https://serinatx.com.
Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in Serina’s periodic reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors” and other filings that Serina may make with the SEC. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, Serina disclaims any intent or obligation to update these forward-looking statements. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, Serina’s estimates regarding future revenue, expenses, capital requirements and need for additional financing, and Serina’s planned clinical programs, including planned clinical trials, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; Serina’s ability to continue as a going concern; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the company’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,056	$3,672
Prepaid expenses and other current assets	3,024	2,004
Total current assets	6,080	5,676

Property and equipment, net	465	501
Right of use assets - operating leases	377	461
Right of use assets - finance leases	—	86
Other long-term prepaid assets	29	—
TOTAL ASSETS	$6,951	$6,724

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,931	$744
Accrued expenses	1,207	1,429
Warrant liability	88	—
Other current liabilities	337	193
Total current liabilities	3,563	2,366

Warrant liability, non-current	283	3,582
Convertible Note, net	2,946	—
Operating lease liabilities, net of current portion	196	268
TOTAL LIABILITIES	6,988	6,216

TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(37)	508
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$6,951	$6,724

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2025	2024
REVENUES
Grant revenues	$130	$56
Total revenues	130	56

OPERATING EXPENSES
Research and development	13,155	7,480
General and administrative	10,997	9,624
Total operating expenses	24,152	17,104

Loss from operations	(24,022)	(17,048)

OTHER INCOME, NET
Total other income, net	4,825	5,841

Loss before income taxes	(19,197)	(11,207)
Provision for income taxes	(18)	-
NET LOSS	(19,215)	(11,207)
Net loss attributable to noncontrolling interest	33	66
NET LOSS ATTRIBUTABLE TO SERINA	$(19,182)	$(11,141)

NET LOSS ATTRIBUTABLE TO SERINA COMMON STOCKHOLDERS	$(19,436)	$(11,141)

NET LOSS ATTRIBUTABLE TO SERINA COMMON SHAREHOLDER, BASIC AND DILUTED	$(1.91)	$(1.51)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	10,190	7,359

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(17,955)	$(17,137)
Net cash used in investing activities	(59)	(22)
Net cash provided by financing activities	17,412	13,212
Effect of foreign currency on cash and cash equivalents	(14)	—
NET DECREASE IN CASH AND CASH EQUIVALENTS	(616)	(3,947)

CASH AND CASH EQUIVALENTS:
At beginning of the year	3,672	7,619
At end of the year	$3,056	$3,672